Filed Pursuant to Rule 424(b)(2)
Registration No. 333-203607

PROSPECTUS SUPPLEMENT
(To Prospectus dated December 9, 2015)

Subscription Rights Offering

Up to an Aggregate of 1,000,000 Shares of

Blockchain Voting Series A Preferred Stock

and/or

Voting Series B Preferred Stock

This prospectus supplement, which supplements the Prospectus Supplement dated November 14, 2016 in accordance with Rule 430B(h) under the Securities Act of 1933, as amended, incorporates by reference the Current Report on Form 8-K filed by Overstock.com, Inc. on December 7, 2016 (but only to the extent that the information set forth therein is “filed” rather than “furnished” under the rules of the Securities and Exchange Commission), relating to the disclosure of the final subscription price of the shares of preferred stock issued in the subscription rights offering.

The date of this prospectus supplement is December 7, 2016.